CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 27, 2013 on the financial statements of Paradigm Funds, comprising the Paradigm Value Fund, Paradigm Select Fund, Paradigm Opportunity Fund, and Paradigm Micro-Cap Fund, as of December 31, 2012 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Paradigm Funds’ Registration Statement on Form N-1A.

 /s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd. Cleveland, Ohio March 26, 2013